Exhibit 18.1
April 28, 2021

Board of Directors
Comerica Incorporated
1717 Main Street, MC 6404
Dallas, Texas 75204

Ladies and Gentlemen:

Note 1 of the Notes to the Consolidated Financial Statements of Comerica Incorporated (the Company) included in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2021, describes changes in the Company’s method of accounting for determining the expected returns on the fixed income securities and private placement assets held within the plan assets of the qualified defined benefit plan. The changes in the method of computing expected returns on fixed income securities and private placement assets is from a method that utilizes a calculated value of fixed income securities and private placement assets and includes changes in the fair values of the fixed income securities and private placement assets over a period of five years to a method that includes the actual fair values of fixed income securities and private placement assets. There are no authoritative criteria for determining a “preferable” method of accounting for calculating the expected returns on plan assets based on the particular circumstances; however, we conclude that such a change in method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2020, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
Dallas, Texas